Exhibit 99.1

NITRO PETROLEUM INCORPORATED APPOINTS NEW CHIEF FINANCIAL OFFICER

April 2, 2009, Oklahoma City, OK: Nitro Petroleum Incorporated is pleased to announce that it has appointed Shane Broesky to the Position of Chief Financial Officer effective April 1, 2009. Mr. Broesky has also been elected to the Nitro Board of Directors.

Shane Broesky resides in Edmonton, Alberta, Canada. He has an extensive business background which includes management positions in numerous private corporations involved in sales, computers, and public relations. Shane is currently the principal of a private investment firm, whose specialty is the raising of capital and operational funding for oil and gas entities.

Larry Wise, President of Nitro commented “the addition of Shane as Chief Financial Officer and Director will be very significant and strategic to Nitro. His strong organization skills and his ability to raise funds is very timely as we push to develop our substantial Powder River Basin project in Montana. Shane will also be invaluable in finding and negotiating working interest participation in new oil and gas projects, especially in Alberta where he resides.”

About Nitro:

Nitro Petroleum, Incorporated is an independent, energy company engaged in the acquisition, exploitation and development of oil and natural gas properties in the United States. Nitro’s objective is to seek out and develop opportunities in the oil and natural gas sectors that represent a low risk opportunity. As well, Nitro aims to define larger projects that can be developed with Joint Venture partners. More information about the company is available at www.nitropetroleuminc.com.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. We do not intend to, and undertake no duty to, update any such forward looking statements to reflect the impact of circumstances or events that arise after the date such forward looking statements were made.

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